Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-213864 on Form S-3 and Registration Statement Nos. 333-43227, 333-77739, 333-135385, 333-161954, 333-167452, 333-201990, 333-204853, and 333-218241 on Form S-8 of our reports dated February 12, 2018, relating to the consolidated financial statements and financial statement schedules of Kilroy Realty Corporation and the effectiveness of Kilroy Realty Corporation's internal control over financial reporting, appearing in this Annual Report on Form 10-K of Kilroy Realty Corporation and Kilroy Realty, L.P. for the year ended December 31, 2017.

/s/ DELOITTE & TOUCHE LLP
Los Angeles, California
February 12, 2018